                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G




                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO.   6  )




                         Carolina Power & Light Company
                   -----------------------------------------
                                (NAME OF ISSUER)




                                     Common
                   ------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)




                                   144141108
                   -------------------------------------------
                                 (CUSIP NUMBER)





CHECK THE FOLLOWING BOX IF A FEE IS BEING PAID WITH THIS STATEMENT / /

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
  (1)     Names of Reporting Persons S.S. or I.R.S.                 Wachovia Corporation
          Identification Nos. of Above Persons                      56-1473727

  (2)     Check the Appropriate Box if a Member of a Group (See     (A)     N/A
          Instructions)                                             (B)     N/A

  (3)     SEC Use Only

  (4)     Citizenship or Place of Organization                      North Carolina

 Number of Shares      (5)     Sole Voting Power                       619,475.00
 Beneficially          (6)     Shared Voting Power                  23,902,552.00
 Owned by Each         (7)     Sole Dispositive Power                  443,919.00
 Reporting Person      (8)     Shared Dispositive Power                156,462.00
 With

  (9)     Aggregate Amount Beneficially Owned by Each Reporting
          Person                                                    24,561,578.00

 (10)     Check if Aggregate Amount in Row 9 Excludes Certain
          Shares
          (See Instructions)

 (11)     Percent of Class Represented by Amount in Row 9
                                                                              15.3%

 (12)     Type of Reporting Person
          (See Instructions)                                        HC/Trustee


  (1)     Names of Reporting Persons S.S. or I.R.S.                 Wachovia Bank of North Carolina, NA
          Identification Nos. of Above Persons                      56-0927594

  (2)     Check the Appropriate Box if a Member of a Group (See     (A)     N/A
          Instructions)                                             (B)     N/A

  (3)     SEC Use Only

  (4)     Citizenship or Place of Organization                      United States

 Number of Shares      (5)     Sole Voting Power                       485,606.00
 Beneficially          (6)     Shared Voting Power                  23,858,658.00
 Owned by Each         (7)     Sole Dispositive Power                  318,836.00
 Reporting Person      (8)     Shared Dispositive Power                139,152.00
 With

  (9)     Aggregate Amount Beneficially Owned by Each Reporting
          Person                                                    24,380,381.00

 (10)     Check if Aggregate Amount in Row 9 Excludes Certain
          Shares
          (See Instructions)

 (11)     Percent of Class Represented by Amount in Row 9
                                                                             15.2%

 (12)     Type of Reporting Person
          (See Instructions)                                        Bank/Trustee


ITEM 1 (A)       NAME OF ISSUER:

                        Carolina Power & Light Company

ITEM 1 (B)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                        411 Fayetteville Street Mall
                        Raleigh, North Carolina 27602

ITEM 2 (A)       NAME OF PERSON FILING:

                 A.     Wachovia Corporation

                 B.     Wachovia Bank of North Carolina, NA

ITEM 2 (B)       ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                 A.     301 North Main Street
                        Winston-Salem, North Carolina 27150-3099

                 B.     301 North Main Street
                        Winston-Salem, North Carolina 27150-3099

ITEM 2 (C)       CITIZENSHIP:

                 A.     North Carolina

                 B.     United States

ITEM 2 (D)       TITLE OF CLASS OF SECURITIES:

                        Common

ITEM 2 (E)       CUSIP NUMBER:

                        144141108

ITEM 3           IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-3(B), CHECK WHETHER THE PERSON
                 FILING IS A:

                 (A)    ( )    BROKER OR DEALER REGISTERED UNDER SECTION 15 OF THE ACT

                 (B)    (X)    BANK AS DEFINED IN SECTION 3(A)(6) OF THE ACT
                               (Wachovia Bank of North Carolina, NA)

                 (C)    ( )    INSURANCE COMPANY AS DEFINED IN SECTION 3(A)(19) OF THE ACT

                 (D)    ( )    INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF THE INVESTMENT COMPANY ACT

                 (E)    ( )    INVESTMENT ADVISER REGISTERED UNDER SECTION 203 OF THE INVESTMENT ADVISERS ACT OF
                               1940


                 (F)    ( )    EMPLOYEE BENEFIT PLAN, PENSION FUND WHICH IS SUBJECT TO THE PROVISIONS OF THE
                               EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974 OR ENDOWMENT FUND; SEE
                               240.13D-1(B)(1)(II)(F)

                 (G)    (X)    PARENT HOLDING COMPANY, IN ACCORDANCE WITH 240.13D-1(B)(II)(G) (NOTE: SEE ITEM 7)
                               (Wachovia Corporation)

                 (H)    ( )    GROUP, IN ACCORDANCE WITH 240.13D-1(B)(1)(II)(H)

ITEM 4           OWNERSHIP.

                 IF THE PERCENT OF THE CLASS OWNED, AS OF DECEMBER 31 OF THE
                 YEAR COVERED BY THE STATEMENT, OR AS OF THE LAST DAY OF ANY
                 MONTH DESCRIBED IN RULE 13D-1 (B)(2), IF APPLICABLE, EXCEEDS
                 FIVE PERCENT, PROVIDE THE FOLLOWING INFORMATION AS OF THAT
                 DATE AND IDENTIFY THOSE SHARES WHICH THERE IS A RIGHT TO
                 ACQUIRE.

          A.     WACHOVIA CORPORATION

                 (A)       AMOUNT BENEFICIALLY OWNED:   24,561,578.00
                                                       ---------------


                 (B)       PERCENT OF CLASS:                     15.3%
                                                       ----------------


                 (C)       NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                 (I)       SOLE POWER TO VOTE OR TO DIRECT THE VOTE                  619,475.00
                                                                                  ---------------

                 (II)      SHARED POWER TO VOTE OR TO DIRECT THE VOTE             23,902,552.00
                                                                                 ---------------

                 (III)     SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF     443,919.00
                                                                                  ---------------

                 (IV)      SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF   156,462.00
                                                                                  ---------------

          B.     WACHOVIA BANK OF NORTH CAROLINA, NA

                 (A)       AMOUNT BENEFICIALLY OWNED:  24,380,381.00
                                                      ---------------


                 (B)       PERCENT OF CLASS:                   15.2%
                                                     ----------------


                 (C)       NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                 (I)       SOLE POWER TO VOTE OR TO DIRECT THE VOTE                    485,606.00
                                                                                   ---------------

                 (II)      SHARED POWER TO VOTE OR TO DIRECT THE VOTE               23,858,658.00
                                                                                   ---------------

                 (III)     SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF       318,836.00
                                                                                   ---------------

                 (IV)      SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF     139,152.00
                                                                                   ---------------

ITEM 5           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.


                        N/A

ITEM 6           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.


                        N/A

ITEM 7           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
                 ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                 COMPANY.

                        The securities to which this report relates are held by Wachovia Bank of North Carolina, NA, Wachovia Bank of Georgia, NA and The South Carolina National Bank as trustees. This filing should not be construed as an admission that the trustees or their parent, Wachovia
                        Corporation, are, for the purposes of Section 13(d) or 13(g) of the Act, beneficial owners of any securities covered by this statement.

ITEM 8           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.


                        N/A

ITEM 9           NOTICE OF DISSOLUTION OF GROUP.


                        N/A

ITEM 10          CERTIFICATION:

                 BY SIGNING BELOW, I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE
                 AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE NOT ACQUIRED
                 FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR
                 INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND
                 WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN
                 ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.


                                   SIGNATURE

                 AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.



                 DATE:     February 14, 1994


                 FOR:      Wachovia Corporation


                 BY:       /s/ Hugh M. Durden
                           ----------------------------------------
                           Hugh M. Durden, Executive Vice President





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              CERTIFICATION:

              BY SIGNING BELOW, I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.


                                   SIGNATURE

                 AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.



                 DATE:     February 14, 1994


                 FOR:      Wachovia Bank of North Carolina, NA


                 BY:
                           /s/ Marianne B. Price
                           --------------------------------------------
                           Marianne B. Price, Senior Vice President





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